Exhibit 4.3

AMBICOM HOLDINGS, INC.

LOCK-UP LEAK OUT AGREEMENT

This LOCK-UP LEAK-OUT AGREEMENT (the “Agreement”) is made as of January 15, 2010 (the “Effective Date”) by and between AMBICOM HOLDINGS, INC., f/k/a Med Control, Inc., a Nevada corporation (the “Company”) and the undersigned Shareholder (as defined below).

WHEREAS, the Company, the Shareholder and together with all of the holders of the outstanding capital stock of AmbiCom Acquisition Corp., a Nevada corporation (“Ambicom”) receiving a number of shares of the Company’s common stock equal to or in excess of five percent (5%) of the Company’s issued and outstanding shares of Common Stock (each a “Shareholder” and collectively, the “Shareholders”) anticipate the consummation of a Share Exchange Agreement (“Share Exchange Agreement”) on the Effective Date, pursuant to which Ambicom will become a wholly-owned subsidiary of the Company (the “Share Exchange”);

WHEREAS, as a condition to the consummation of the Share Exchange, the Shareholders have agreed to enter into this Agreement to ensure the establishment of an orderly trading market for the Company’s common stock following the closing of the Share Exchange;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the undersigned Shareholder agree as follows:

1.             One-Year Prohibition on Sales or Transfers. The Shareholder, including the Shareholder’s Affiliated Entities (as defined below), hereby agrees that for a period of one (1) year from the Effective Date (the “Lock-Up Period”), the Shareholder will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly, any shares of the Company’s common stock $0.01 par value per share (the “Common Stock”) or securities convertible into or exercisable for Common Stock issued to the Shareholder pursuant to the Share Exchange (the “Lock-Up Shares”) or securities or rights convertible into or exchangeable or exercisable for any Lock-Up Shares, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement (the “Lock-Up Agreement”). As used in this Agreement “Affiliated Entities” shall mean any legal entity, including any corporation, limited liability company, partnership, not-for-profit corporation, estate planning vehicle or trust, which is directly or indirectly owned or controlled by the Shareholder or his or her descendants or spouse, of which such Shareholder or his or her descendants or spouse are beneficial owners, or which is under joint control or ownership with any other person or entity subject to a lock-up agreement regarding the Company’s stock with terms substantially identical to this Agreement.

2.             Post-Lock-Up Restrictions on Sales—Volume Limitations – Leak-Out. After the expiration of the Lock-Up Period and for the one (1) year period thereafter, the aggregate number of Lock-Up Shares that may be sold or otherwise Transferred (as defined below) by the Shareholder (taking into account sales and other Transfers (a) directly from the Shareholder, (b) by the Shareholder’s Affiliated Entities and (c) by any holder of Lock-Up Shares previously sold or otherwise Transferred to such holder by the Shareholder after the Effective Date (but taking into account only Lock-Up Shares transferred to the holder by the Shareholder)) shall not exceed (i) 10% of the average monthly trading volume for the Common Stock on the relevant trading market as reported by Bloomberg L.P. for any Shareholder who is not an “affiliate” of the Company as such term is defined under the Securities Act of 1933, as amended (the “Act”), and (ii) the greater of (x) 5% or (y) the maximum amount permitted under applicable law or regulation for any Shareholder who is an “affiliate” (as adjusted for any stock split, combination or the like) in any 30-day period (the “Volume Limitations”).

3.             Allowable Sales During Lock-Up Period and Thereafter. Notwithstanding the terms of Section 1 above, during the Lock-Up Period the Shareholder may:

(a)           Transfer Lock-Up Shares to the Company or its designee.

(b)           Make a bona fide charitable donation to a non-profit, religious organization or institution that is independent of the Shareholder (a “Charitable Donee”).

(c)           Grant and maintain a bona fide lien or security interest in, pledge, hypothecate or encumber (collectively, a “Pledge”) any Lock-Up Shares beneficially owned by him, her or it to a nationally or internationally recognized financial institution with assets of not less than $10 billion (an “Institution”) in connection with a loan to the Shareholder; provided, however, that (i) the Shareholder (treating the Shareholder and all Shareholder’s Affiliated Entities in the aggregate as one entity) shall not Pledge Lock-Up Shares to secure loans in the aggregate in excess of One Million Dollars ($1,000,000); (ii) the Shareholder gives the Company’s Secretary 5 days’ prior written notice that he, she or it intends to Pledge Lock-Up Shares to an Institution pursuant to this Section 3(c); and (iii) the Institution agrees in writing at or prior to the time of such Pledge that the Company shall receive timely notice of any margin call or event of default and shall have the right to satisfy any margin call or cure any event of default by the Shareholder in connection with any loan to which the Pledge relates by purchasing any or all Lock-Up Shares Pledged at a price equal to 50% of the then-current market value (as calculated using the average closing sales price of the Company’s Common Stock for the 15 immediately previous trading days) on the date of the margin call or event of default, such election by the Company to be shown by written notice to the Institution and payment within 5 business days of notice being received by the Company, with transfer of the Lock-Up Shares to the Company to be completed immediately upon receipt of such payment. In the event that the Company’s payment for the Lock-Up Shares exceeds the amount owed to the Institution by the Shareholder, any excess amount shall be paid promptly by the Institution to the Shareholder. In the event that both the Company and the Shareholder attempt to make payment to satisfy any margin call or event of default, the first to make full payment shall be deemed to have completed such purchase or cure (as the case may be), and any payments received by the Institution from the other party shall be promptly returned. This paragraph may not be relied upon for any non-bona fide loan or other form of indirect or disguised sale.  The Shareholder hereby appoints and constitutes each of John Hwang and  Christopher L. Cella, with full power of substitution, as attorneys-in-fact (each an “Attorney-in–Fact”) to act in the Shareholder’s name, place and stead, to transfer and convey to the Company all Lock-Up Shares purchased by the Company pursuant to this Section 3(c) and to execute and deliver all stock powers, endorse all stock certificates and execute and deliver any and all instruments, documents and agreements necessary to transfer all Lock-Up Shares purchased by the Company pursuant to this Section 3(c). The foregoing power of attorney is coupled with an interest and is irrevocable. The Shareholder agrees to indemnify and hold the Company and each Attorney-in-Fact, or their appointees, harmless from and against any and all liabilities, claims, damages and expenses (including attorney’s fees and court costs) incurred by the Company or an Attorney-in-Fact, or their appointees, in connection with the exercise by the Company of its rights hereunder.

(d)           Transfer Lock-Up Shares to one of the Shareholder’s Affiliated Entities, so long as such Shareholder’s Affiliated Entity agrees in an additional written instrument delivered to the Company to be subject to the terms and conditions of this Agreement.

(e)           In the event that the Shareholder is subject, on the Effective Date, to any legally binding, written “put” or “call” option (the “Option”), the Shareholder shall furnish a copy of such written Option to the Chief Financial Officer or General Counsel of the Company prior to or at the time of signing this Agreement. In such event, the provisions of this Agreement shall not prevent the Shareholder from honoring his or her “put” rights or “call” obligations pursuant to such Option and the Company will, upon request, furnish any reasonably required written waiver of the applicability of this Agreement to the extent necessary to allow the Shareholder to meet his or her obligation.

(f)            In a private sale transaction not effected on a trading market.

4.             Application of this Agreement to Shares Sold or Otherwise Transferred. So long as such sales or other Transfers are made in compliance with the Volume Limitations and other requirements of this Agreement, Lock-Up Shares sold in the public market shall thereafter not be subject to the restrictions on sale or other Transfer contained in this Agreement. Lock-Up Shares that are properly transferred to a Charitable Donee or Lock-Up Shares sold or otherwise Transferred in private sales or other Transfers pursuant to an Option shall thereafter not be subject to the restrictions on sale or other Transfer contained in this Agreement. Transfers of Lock-Up Shares or those sold in a private transaction pursuant to Section 3(f) shall continue to be subject to the Volume Limitations and other terms of this Agreement as described in that Section. Transferred Lock-Up Shares may continue to be subject to restrictions imposed by federal or state securities laws and contractual agreements outside of this Agreement.

5.             Attempted Transfers. Any attempted or purported sale or other Transfer of any Lock-Up Shares by the Shareholder in violation or contravention of the terms of this Agreement shall be null and void ab initio. The Company shall, and shall instruct its transfer agent to, reject and refuse to transfer on its books any Lock-Up Shares that may have been attempted to be sold or otherwise Transferred in violation or contravention of any of the provisions of this Agreement and shall not recognize any person or entity

6.             Waiver of Claims. The Shareholder hereby irrevocably waives any and all known or unknown claims and rights, whether direct or indirect, fixed or contingent, that the Shareholder may now have or that may hereafter arise against the Company or any of its affiliates, or any of its respective officers, directors, shareholders, employees, agents, attorneys or advisors arising out of the negotiation, documentation of this Agreement.

7.             Consent or Approval of Company. Whenever the waiver, consent or approval of the Company is required herein or is desired to amend this Agreement or waive any requirement in this Agreement, such consent, approval, amendment or waiver may only be given by the Company if and when approved by a majority of the Company’s then independent directors; provided, however, that the independent directors may delegate this authority to executive officers of the Company if the Shareholder seeking or benefiting from the consent, approval, amendment or waiver is not serving as an officer or director of the Company.

8.             Acknowledgement of Representation. The Shareholder represents and warrants to the Company that the Shareholder was or had the opportunity to be represented by legal counsel and other advisors selected by Shareholder in connection with the Exchange Agreement and has been represented by legal counsel and other advisors selected by the Shareholder in connection with this Agreement. The Shareholder has reviewed this Agreement with his, her or its legal counsel and other advisors and understands the terms and conditions hereof. The Shareholder understands, acknowledges and confirms that Christopher L. Cella of Cella Lange & Cella, LLP represented only Ambicom in connection with this Agreement. Peter Campitiello of Tarter Krinsky & Drogin, LLP represented only the Company in connection with this Agreement.

9.             Legends on Certificates. All Lock-Up Shares now or hereafter owned by the Shareholder, except any shares purchased in open market transactions by Shareholders that are not affiliates (as such term is defined under securities laws) of the Company, shall be subject to the provisions of this Agreement and the certificates representing such Lock-Up Shares shall bear the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED FOR VALUE UNLESS THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT, OR OTHERWISE SATISFIES ITSELF, THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE SALE, ASSIGNMENT, GIFT, BEQUEST, TRANSFER, DISTRIBUTION, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND MAY BE MADE ONLY IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE CORPORATION.

10.           Termination of Lock-Up Agreement. This Agreement shall terminate upon         the merger or consolidation of the Company with a corporation or other entity upon consummation of which the Shareholder and all other persons or entities that are party to a lock-up agreement regarding the Company’s stock with terms substantially identical to this Lock-Up Agreement immediately thereafter own in the aggregate less than 25% of the total voting power of the surviving or resulting corporation.

11.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.

12.           Notices. Any notices and other communications given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or on the fifth (5th) day after deposit in the mail if sent by certified or registered mail (postage prepaid and return receipt requested) or on the next business day if sent by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with immediate electronic confirmation of receipt in a manner customary for communications of such type). Notices are to be addressed as follows:

If to the Company, to

AmbiCom Holdings, Inc.
405 River Oaks Parkway
San Jose, CA 95134-1916
(___) ___-____- Phone
(___) ___-____ - Fax
Attention: John Hwang, President

If to the Shareholder, to the address set forth on the signature page attached hereto

13.           Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns and to the Shareholder and their respective permitted heirs, personal representatives, successors and assigns.

14.           Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and the transactions contemplated hereby and supersedes all prior written and oral agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may not be changed orally, but may only be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

15.           Remedies. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in such party’s sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive relief or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party hereto waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof, whether at law or in equity, shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

16.           Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

IN WITNESS WHEREOF, this Agreement has been signed as of the date first above written.

AMBICOM HOLDINGS, INC.

By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR SHAREHOLDER FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Lock-Up Leak-Out  Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Shareholder: __________________________________

Signature of Authorized Signatory of Shareholder: _______________________________

Name of Authorized Signatory: __________________________________

Title of Authorized Signatory: ___________________________________

Email Address of Shareholder: ___________________________________

Facsimile Number of Shareholder: __________________________________

Address for Notice of Shareholder: __________________________________

Address for Delivery of Shares for Shareholder (if not same as address for notice):

SHAREHOLDER’S SPOUSE (as applicable):

The undersigned spouse of the Shareholder has read and hereby approves the foregoing Agreement and agrees to be irrevocably bound by the Agreement and further agrees that any community property interest shall be similarly bound by the Agreement. I hereby irrevocably appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.
Signature:

Name: __________________________________

Signature of Authorized Signatory of Spouse: __________________________________